Press Release    Source: MSSI-TeleScience International Inc.

MSSI-TELESCIENCE INTERNATIONAL CLARIFIES MARKET CONFUSION
REGARDING RECENT STOCK DIVIDEND

Tuesday October 14, 12:44 pm ET


VIENNA, Va., Oct. 14 /PRNewswire-FirstCall/ -- MSSI-
TeleScience International (OTC Bulletin Board: MSSI - News) announced today the following clarification regarding the company's recent stock dividend.

The facts are that the dividend was 14-for-1 or 1,400%. For each one share held by a shareholder, that shareholder received 14 more shares. The record date was September 29, 2003, and the post-dividend shares were sent to the shareholders on October 8, 2003. The company understands that several of those shareholders deposited their post-dividend shares and active trading began in the company's stock on October 8, 2003. Again, the shares that began trading on that date were post-dividend shares.

The total outstanding shares prior to the payment of the dividend as of the record date, September 29, 2003, were approximately 2,746,000 shares. The total shares outstanding subsequent to the payment of the dividend are approximately 41,200,000 shares.

MSSI-TeleScience International, Inc. is headquartered at 8150 Leesburg Pike, Suite 1200, Vienna, VA 22182. Any questions regarding this press release should be directed to the Company's legal counsel, David Stocker, Esq. at (602)
235-9080.


Legal Notice Regarding Forward-Looking Statements: "Forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 may be included in this news release. These statements relate to future events or our future financial performance. These statements are only predictions and may differ materially from actual future results or events. TeleScience International, Inc. and Medical Staffing Solutions, Inc. disclaim any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments or otherwise. There are important risk factors that could cause actual results to differ from those contained in forward-looking statements, including, but not limited to risks associated with changes in general economic and business conditions (including the medical staffing and Homeland Security industries), actions of our competitors, the extent to which we are able to develop new services and markets for our services, the time and expense involved in such development activities, the level of demand and market acceptance of our services, changes in our business strategies.





Source: MSSI-TeleScience International Inc.